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                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------------------------
                                                                    2003          2002          2001          2000          1999
                                                                 ----------    ----------    ----------    ----------    ----------
COMPUTATION OF EARNINGS:

Pretax (loss) income from continuing operations ..............   $  (54,237)   $   96,174    $  260,485    $  110,867    $  240,363
Less: Interest capitalized during the period and actual
      preferred dividend requirements of majority-owned
      subsidiaries and 50%-owned persons included in
      fixed charges but not deducted from pretax income
      from above .............................................       (2,201)       (2,878)       (2,645)      (13,844)       (6,329)
Add:  Previously capitalized interest amortized during the
      period .................................................        1,166         1,304         1,185           334           334
                                                                 ----------    ----------    ----------    ----------    ----------
Total (losses) earnings, before fixed charge addition ........      (55,272)       94,600       259,025        97,357       234,368
                                                                 ----------    ----------    ----------    ----------    ----------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized .....................       26,737        26,933        29,191        24,500        16,009
                                                                 ----------    ----------    ----------    ----------    ----------
Total fixed charges ..........................................       26,737        26,933        29,191        24,500        16,009
                                                                 ----------    ----------    ----------    ----------    ----------

TOTAL (LOSSES) EARNINGS AND FIXED CHARGES ....................   $  (28,535)   $  121,533    $  288,216    $  121,857    $  250,377
                                                                 ==========    ==========    ==========    ==========    ==========

RATIO OF (LOSSES) EARNINGS TO FIXED CHARGES (1) ..............        (1.07)         4.51          9.87          4.97         15.64
                                                                 ==========    ==========    ==========    ==========    ==========

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(1) The deficiency in the Company's earnings available for fixed charges for the year ended December 31, 2003 was approximately $55.3 million.